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                             MASTER LEASE AGREEMENT


                          dated as of December 21, 2000


                                     between


                      GENERAL ELECTRIC CAPITAL CORPORATION,
                                   as Lessor,


                                       and


                            SIMPSON INDUSTRIES, INC.,
                                    as Lessee





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                                TABLE OF CONTENTS

                                                                            PAGE

1.       LEASING..............................................................1

2.       TERM, RENT AND PAYMENT...............................................2

3.       EARLY TERMINATION....................................................3

4.       TAXES................................................................5

5.       REPORTS..............................................................5

6.       DELIVERY, USE AND OPERATION..........................................6

7.       MAINTENANCE..........................................................9

8.       CASUALTY OCCURRENCE..................................................9

9.       LOSS OR DAMAGE.......................................................9

10.      INSURANCE...........................................................10

11.      RETURN OF EQUIPMENT.................................................12

12.      DEFAULT; REMEDIES...................................................14

13.      ASSIGNMENT..........................................................16

14.      NET LEASE; NO SET-OFF, ETC..........................................16

15.      INDEMNIFICATION.....................................................17

16.      DISCLAIMER..........................................................18

17.      REPRESENTATIONS, WARRANTIES AND COVENANTS OF LESSEE.................19

18.      INTENT; TITLE.......................................................21

19.      PURCHASE AND RENEWAL OPTIONS........................................22

20.      MISCELLANEOUS.......................................................22

21.      CHOICE OF LAW; JURISDICTION.........................................24

22.      CHATTEL PAPER.......................................................25

23.      DEFINITIONS.........................................................25

EXHIBIT NO. 1    -    EQUIPMENT SCHEDULE
  ANNEX A        -    DESCRIPTION OF EQUIPMENT
  ANNEX B        -    BILL OF SALE
  ANNEX C        -    CERTIFICATE OF ACCEPTANCE
  ANNEX D        -    STIPULATED LOSS VALUE TABLE
  ANNEX E        -    ESTOPPEL/WAIVER AGREEMENT

                             MASTER LEASE AGREEMENT

         THIS MASTER LEASE AGREEMENT, dated as of December 21, 2000 ("Agreement"), between GENERAL ELECTRIC CAPITAL CORPORATION with an office at 401 Merritt Seven, Second Floor, Norwalk, Connecticut 06856 (hereinafter called, together with its successors and assigns, if any, "Lessor"), and SIMPSON INDUSTRIES, INC., a Michigan corporation with its mailing address and chief place of business at 47603 Halyard Drive, Plymouth, Michigan 48170-2429 (hereinafter called "Lessee").

                                   WITNESSETH:

1. LEASING

         (a) This Agreement shall be effective from and after the date of execution hereof. Subject to the terms and conditions set forth below, Lessor agrees to lease to Lessee, and Lessee agrees to lease from Lessor, the Equipment described in Annex A to any schedule executed pursuant hereto in substantially the form attached hereto as Exhibit No. 1 (collectively, the "Schedule"). Terms defined in a Schedule and not otherwise defined herein shall have the meanings ascribed to them in such Schedule. Certain definitions are provided in Section 23 hereof.

         (b) The obligation of Lessor to purchase the Equipment from Lessee and to lease the same to Lessee shall be subject to satisfaction of the following conditions, on or prior to the Basic Term Commencement Date:

              (i) Receipt by Lessor of the following documents in form and substance satisfactory to Lessor:

                   (1) a Schedule relating to the Equipment then to be leased hereunder,

                   (2) a Bill of Sale, in the form of Annex B to the applicable
              Schedule, in favor of Lessor,

                   (3) the Guaranty, duly executed by Guarantor in favor of
              Lessor, and

                   (4) an Estoppel/Waiver Agreement in the form of Annex E to the applicable Schedule, executed by each landlord and/or mortgagee, if any, with respect to each Equipment Location (as specified in the applicable Schedule);

              (ii) Evidence of insurance which complies with the requirements of
         Section 10 hereof;

              (iii) An appraisal in form and substance, and by an appraiser, satisfactory to Lessor, with respect to the Equipment to be acquired from Lessee then to be leased hereunder;

              (iv) A certificate dated such date signed by the Secretary of Lessee confirming (x) that attached thereto is (1) a long form good standing certificate dated as of the most recent practical date prior to such Base Term Commencement Date issued by the Secretary of State of Michigan attesting to the good standing of Lessee in its jurisdiction of incorporation, (2) a true and correct copy of the charter and by-laws (together with amendments thereto if applicable) of Lessee as in effect at all times immediately prior to the date of the resolutions referred to in clause (3) through to such Base Term Commencement Date and (3) resolutions of the board of directors of Lessee authorizing the execution, delivery and performance of the Documents by Lessee, (y) that (1) the resolutions referred to in clause (3) above were duly adopted, are in full force and effect on such Base Term Commencement Date and have not been amended, modified, revoked or rescinded prior to such date and (2) all conditions for the effective application of such resolutions to the transactions contemplated by this Lease have been satisfied, and (z) the incumbency and signature of each officer executing any Document on behalf of Lessee;

              (v) No Default and no event, which with the lapse of time or the giving of notice, shall constitute a Default, shall have occurred and be continuing, no Casualty Occurrence shall have occurred and the representations and warranties of Lessee herein are true and correct of as of such Base Term Commencement Date, and Lessor shall have received a certificate dated such date signed by a Responsible Officer of Lessee to such effect;

              (vi) Uniform Commercial Code financing statements, naming Lessee as debtor and Lessor as secured party, shall have been filed in all jurisdictions where it is necessary and desirable in the reasonable opinion of Lessor to so file so as to perfect and protect Lessor's interest in the Equipment;

              (vii) The chattel paper counterpart of this Agreement and each Lease Supplement shall have been delivered to Lessor;

              (viii) No material adverse change shall have occurred in the financial condition of Lessee and its subsidiaries, taken as a whole, and MascoTech and its subsidiaries, taken as a whole, from that previously disclosed to Lessor; and

              (ix) Such opinions, certificates, lien releases, consents, notices and other documents as Lessor may reasonably request.

Simultaneously with the execution of the Bill of Sale, Lessee shall also execute a Certificate of Acceptance, in the form of Annex C to the applicable Schedule, covering all of the Equipment described in the Bill of Sale. Upon execution by Lessee of any Certificate of Acceptance, the Equipment described thereon shall be deemed to have been delivered to, and irrevocably accepted by, Lessee for lease hereunder.

2. TERM, RENT AND PAYMENT

         (a) The Rent payable hereunder and Lessee's right to use the Equipment shall commence on the date of execution by Lessee of the Certificate of Acceptance for such Equipment ("Basic Term Commencement Date"). The term of this Agreement (the "Term") shall be the period specified in the applicable Schedule. If any Term is extended, the word "Term" shall be deemed to refer to all extended terms, and all provisions of this Agreement shall apply during any extended terms, except as otherwise may be specifically provided in writing.

         (b) Rent shall be paid to Lessor by wire transfer of immediately available funds to: Bankers Trust New York, New York, New York 10006, Account No. 50-202-962, ABA No. 021-001-033, or to such other account as Lessor may direct in writing; and shall be effective upon receipt. Payments of periodic Rent shall be in the amount set forth in, and due and allocated in accordance with, the provisions of the applicable Schedule. In no event shall any Rent payments be refunded to Lessee.

3. EARLY TERMINATION

         (a) So long as no Default shall have occurred and be continuing, at any time during the Term, Lessee may, but not more than twice in any fiscal year, upon 90 days' prior written irrevocable notice to Lessor, terminate this Agreement with respect to any one or more Units of Equipment (each, an "Affected Unit"), if Lessee certifies by a certificate of Lessee's Chief Financial Officer to Lessor that each such Affected Unit has become economically obsolete or is surplus to Lessee's and Guarantor's needs; provided however, that prior to the second anniversary of the Basic Term Commencement Date, the aggregate value of such Units (measured by Capitalized Cost) subject to termination shall not exceed $5,000,000.00. The termination shall become effective on any Rent Payment Date selected by Lessee occurring at least 90 days after such notice (the "Termination Date").

         (b) In the case of a termination described in paragraph (a) above, at any time within 45 days after notice from Lessee of its election to terminate this Lease with respect to any such Affected Unit, Lessor may give Lessee notice of its election to retain such Affected Unit. If Lessor shall have elected to retain any such Affected Unit in accordance with the preceding sentence, on the Termination Date Lessee shall pay to Lessor any periodic Rent due with respect to such Affected Unit as of such Termination Date and any other Rent due on or prior to such Termination Date, but will not be required to pay Stipulated Loss Value with respect to such Affected Unit. On such Termination Date Lessee shall deliver such Affected Unit to Lessor pursuant to the requirements of Section 11 (but without regard to the time periods set forth in Section 11), and such Affected Unit shall cease to be leased hereunder.

         (c) In the case of a termination described in paragraph (a) above with respect to any Affected Unit, during the period from the giving of such notice of termination until 10 Business Days prior to the Termination Date and so long as Lessor shall not have exercised its option pursuant to paragraph (b) above to retain any Affected Unit, Lessee, as agent for Lessor and at Lessee's expense, shall use commercially reasonable efforts to obtain the highest possible bids from Persons other than, except with the prior consent of Lessor, Lessee, Guarantor or their Affiliates to purchase such Affected Unit on the Termination Date. Lessee shall notify Lessor in writing, at least 10 Business Days prior to the Termination Date, of the amount and terms of each such bid that has theretofore been submitted and the name and address of the party submitting such bid. Lessee shall certify to Lessor that such bidder is not an Affiliate of Lessee or Guarantor (unless previously consented to by Lessor). Each such bid shall be a bona fide bid for payment in full in cash (such a bid is referred to herein as a "Qualifying Bid"). Lessee shall deliver to Lessor, on reasonable request, periodic reports of Lessee's progress in finding a bidder for each Affected Unit subject to the termination notice. Lessor shall have the right, directly or through agents or brokers, to solicit bids, but shall be under no duty to solicit bids or to inquire into the efforts of Lessee to obtain bids. If Lessor has not elected to retain such Affected Unit pursuant to paragraph (b) above and no Qualifying Bids are received as of the Termination Date, this Lease shall continue in full force and effect as to such Affected Unit, notwithstanding Lessee's prior written notice pursuant to paragraph (a) above. Such continuation shall not constitute a revocation pursuant to paragraph
(a) above nor prejudice in any way Lessee's right to terminate the Lease as of a later date as to such Affected Unit.

         (d) If (i) Lessee shall have received a Qualifying Bid on or prior to the tenth Business Day before the Termination Date, and (ii) Lessor shall have received from Lessee notice of the highest Qualifying Bid and shall have received from the bidder that shall have submitted the highest Qualifying Bid for each such Affected Unit immediately available funds of the amount specified in such bid, Lessor shall on the Termination Date, subject to the receipt of the amounts payable pursuant to paragraph (e) hereof, transfer to such bidder all of Lessor's right, title and interest to such Affected Unit AS-IS, WHERE-IS without representation or warranty except as to the absence of any liens on such Affected Unit. On such Termination Date, Lessee shall deliver such Affected Unit to the purchasing bidder pursuant to the requirements of Section 11 (to the extent required by the bidder, but without regard to the time periods set forth in Section 11), and such Affected Unit shall cease to be leased hereunder. Any funds received by Lessee for such Affected Unit shall be immediately paid over to Lessor without deduction, set-off or adjustment of any kind. Lessee and Lessor shall execute and deliver such documents evidencing such transfer and take such further action as the purchaser shall reasonably request. Lessee shall pay, on an after-tax basis, all reasonable costs and expenses incurred by Lessor in connection with any transfer of, or attempt to find a Qualifying Bid for, the Affected Unit pursuant to this Section 3.

         (e) In the case of any termination described in paragraph (a) above with respect to any Affected Unit, unless Lessor has elected to retain such Affected Unit being terminated pursuant to paragraph (b) above on the Termination Date, Lessee shall pay to Lessor the sum of:

              (i) any periodic Rent due with respect to the Equipment as of such Termination Date; plus

              (ii) any other Rent due and unpaid as of such Termination Date (including any amounts for reasonable costs and expenses payable by Lessee as required by paragraph (d) above; plus

              (iii) the excess, if any, of (1) the Stipulated Loss Value of such Affected Unit as of such Termination Date over (2) the net proceeds actually realized on any sale thereof and paid over to Lessor, as the case may be, pursuant to paragraph (d) above.

Upon payment by Lessee of all required amounts as to such Affected Unit, the obligation of Lessee to pay Rent with respect to such Affected Unit shall terminate, such Affected Unit shall no longer be subject to this Agreement and the Term with respect to such Affected Unit shall terminate.

4. TAXES

         Except as provided in Section 15(c) hereof, Lessee shall have no liability for taxes imposed by the United States of America or any State or political subdivision thereof which are on or measured by the net income or profit of Lessor. Lessee shall report (to the extent that it is legally permissible) and pay prior to delinquency, subject to Lessee's right to contest the same in accordance with clause (iii) of the definition of Permitted Lien, all other taxes, fees and assessments due, imposed, assessed or levied against any Equipment (or the purchase, ownership, delivery, leasing, possession, use or operation thereof), this Agreement (or any Rents or receipts hereunder), any Schedule, Lessor or Lessee by any foreign, United States federal, state or local government or taxing authority in any of the foregoing during or related to the term of this Agreement, including, without limitation, all license and registration fees, and all sales, use, personal property, excise, gross receipts, value added, franchise, stamp or other taxes, imposts, duties and charges, other than those taxes contemplated in the first sentence of this
Section 4, together with any penalties, fines or interest thereon (all hereinafter called "Taxes"). Lessee shall (i) reimburse Lessor (on an after-tax basis) upon receipt of written request for reimbursement for any Taxes charged to or assessed against Lessor, (ii) on request of Lessor, submit to Lessor written evidence of Lessee's payment of Taxes, (iii) on all reports or returns show the ownership of the Equipment by Lessor, and (iv) send a copy thereof to Lessor. At Lessor's request, Lessee, as Lessor's agent (pursuant to an Agency Agreement to be agreed upon), shall pay directly any such taxes imposed.

5. REPORTS

         (a) Lessee will notify Lessor in writing, within 10 days after obtaining actual knowledge, or after Lessee shall have received written notice of the attachment of any tax or other Lien against any Equipment, of the full particulars thereof and of the location of such Equipment on the date of such notification.

         (b) Lessee will deliver to Lessor, within 95 days of the close of each fiscal year of MascoTech, MascoTech's consolidated balance sheet and profit and loss statement, prepared in accordance with generally accepted accounting principles consistently applied ("GAAP") certified by a recognized firm of certified public accountants, together with statements consolidating Guarantor and MascoTech and, if applicable, MascoTech's Form 10K filed with the Securities and Exchange Commission ("SEC"). Lessee will deliver to Lessor quarterly, within 50 days of the close of each of the first three fiscal quarters of Lessee, in reasonable detail, copies of MascoTech's quarterly financial report certified by the chief financial officer of MascoTech, together with, if applicable, MascoTech's Form 10Q filed with the SEC.

         (c) Lessee will promptly and fully report to Lessor in writing if any Unit of Equipment is lost or damaged (where the estimated repair costs would exceed the greater of 10% of its then fair market value or $50,000), or is otherwise involved in an accident causing personal injury or property damage, excluding claims for worker's compensation.

         (d) Within 30 days after any request by Lessor and in connection with any financial statement delivered pursuant to paragraph (b) above, Lessee will furnish a certificate of an authorized officer of Lessee stating that he has reviewed the activities of Lessee and that, to the best of his knowledge, there exists no Default or event which, with the giving of notice or the lapse of time (or both), would become a Default.

         (e) Lessee will deliver to Lessor copies of all notices, statements, reports and other items required to be delivered by Lessee under the Credit Agreement pursuant to Sections 5.01 (other than clause (ii) of Section 5.01(d)) and 5.02 thereof, or under any comparable section in any successor credit agreement.

         (f) Lessee will comply with Section 17(b)(ii) within 120 days of the Basic Term Commencement Date and will provide Lessor with a written report of the identification numbers applicable to each Unit.

6. DELIVERY, USE AND OPERATION

         (a) The parties acknowledge that this is a sale/leaseback transaction and the Equipment is in Lessee's possession as of the Basic Term Commencement Date.

         (b) Lessee agrees that the Equipment will be used by Lessee solely in the conduct of its business and in a manner complying with all Applicable Laws and any applicable insurance policies, and Lessee shall not permanently discontinue use of the Equipment.

         (c) Lessee shall not directly or indirectly create, incur, assume or suffer to exist, any Lien on or with respect to the Equipment or any part thereof, title thereto, or any interest of Lessor therein, or in this Agreement, except Permitted Liens. Lessee will promptly, at its own expense, take or cause to be taken such action as may be necessary to discharge any Lien with respect to the Equipment which is not a Permitted Lien.

         (d) Lessee shall permit any Person designated by Lessor, during normal business hours upon reasonable notice to visit, inspect and survey the Equipment, its condition, use and operation, and the records maintained in connection therewith. None of Lessor or any of its designees shall have any duty to make any such inspection and shall not incur any liability or obligation by reason of not making any such inspection. The failure of any such party to object to any condition or procedure observed or observable in the course of an inspection hereunder shall not be deemed to waive or modify any of the terms of this Agreement with respect to such condition or procedure.

         (e) Lessee will keep each Unit at the Equipment Location specified in the applicable Schedule and will not move any Unit from such Equipment Location unless the following conditions shall have been satisfied:

              (i) No Default shall have occurred and be continuing;

              (ii) Such new location shall be a manufacturing facility of Lessee or Guarantor or a Subsidiary of Guarantor located in the continental United States (excluding Alaska);

              (iii) Lessee shall, not less than 10 Business Days prior to such relocation, inform Lessor in writing of the following:

                   (1) The address of such new location, including, the state and county,

                   (2) Whether the new location is a manufacturing facility of
              Lessee or Guarantor or a Subsidiary of Guarantor, and if the latter, all pertinent information regarding such Subsidiary, and

                   (3) The name and address of fee owner and any lessee,
              sublessees and mortgagee's of such new location, all in reasonable detail,

              (iv) If such new location is not a manufacturing facility of Lessee, then Lessee shall provide a fully executed sublease or license of such Unit from Lessee to such Subsidiary or to Guarantor, in form and substance satisfactory to Lessor, pursuant to which, inter alia, Subsidiary or Guarantor obtains lawful possession of such Unit, acknowledges that its rights to such Unit are subject and subordinate in all respects to the rights of Lessee under this Agreement, and agrees to perform all of the relevant maintenance obligations of Lessee in respect of such Unit;

              (v) If such new location is subject to a lease or mortgage, Lessee shall deliver to Lessor a fully executed Estoppel/Waiver, in form of Annex E hereto or otherwise in substance satisfactory to Lessor, from each owner, landlord or mortgagee having an interest in such new location;

              (vi) During the Term, no more than 10% of the Equipment described on any Schedule (measured by Capitalized Cost) shall be relocated; and

              (vii) Lessee shall have made all filings, including Uniform Commercial Code financing statements, necessary or appropriate to protect the interests of Lessor in the such at such new location.

Lessee will notify Lessor in writing on a quarterly basis the location of all Units as of such date. Lessee shall pay, on an after-tax basis, all costs and expenses (including reasonable attorneys' fees and disbursements) incurred by Lessor and for all taxes, fees and other governmental charges payable in connection with any relocation of any Unit pursuant to this Section 6(e).

         (f) All Equipment shall at all times remain personal property of Lessor regardless of the degree of its annexation to any real property and shall not by reason of any installation in, or affixation to, real or personal property become a part thereof. Lessee shall obtain and deliver to Lessor (to be recorded at Lessee's expense) from any Person having an interest in the property where the Equipment is to be located, waivers of any Lien, encumbrance or interest which such Person might have or hereafter obtain or claim with respect to the Equipment.

         (g) Lessee may from time to time substitute an item of equipment (a "Replacement Unit") for one or more Units (collectively, the "Old Unit") (all such substitutions done at the same time shall be considered a "Substitution") subject to satisfaction of the following conditions:

              (i) No Default shall have occurred and be continuing;

              (ii) Lessee shall, not less than 10 Business Days prior to such substitution, inform Lessor in writing of the following:

                   (1) The location and description of the Old Unit; and

                   (2) A description of each Replacement Unit, including its
              date of manufacture, original cost, estimated current market value and function;

              (iii) Lessee shall be effecting such substitution solely for the purpose of either moving the replaced Unit to Alaska or outside the continental United States or to the manufacturing facility of a supplier of Lessee or any of its Affiliates or because such Unit has become economically obsolete or is surplus to Lessee's or Guarantor's needs, and Lessor shall have received a certificate of an officer of Lessee to such effect;

              (iv) The Replacement Unit (A) is of like-kind with the Old Unit,
         (B) has a fair market and estimated residual value, utility and remaining economic useful life at least equal to the fair market and estimated residual value, utility and remaining useful life of the Old Unit, assuming such Old Unit has been maintained in the condition required by this Agreement, and (C) is of the same or newer date of manufacture as the replaced Part;

              (v) Lessor shall have received a duly executed full warranty bill of sale for such Replacement Unit and title to such Unit shall have vested in Lessor, free and clear of all Liens;

              (vi) Lessor shall have received duly executed amendment to the applicable Schedule confirming such substitution;

              (vii) Lessee shall make all filings necessary to protect the interests of Lessor in such Replacement Unit concurrently with consummating such substitution;

              (viii) No more than two Substitutions pursuant to this paragraph
         (g) shall have occurred during any fiscal year;

              (ix) Such substitution shall be qualified as a "like-kind exchange" under section 1031 of the Code, and Lessor shall have received a legal opinion from its counsel to such effect;

              (x) During the Term, Lessee may not substitute more than 10% of the Equipment per Schedule, measured by Capitalized Cost.

Upon conveyance of the Replacement Unit to Lessor and compliance with the requirements of this paragraph above, the Replacement Unit shall become the property of Lessor and the Old Unit shall become property of Lessee. For all purposes hereof, the Replacement Unit shall, after such transfer, be deemed to have the Capitalized Cost as the Old Unit. No such substitution shall result in any change in Basic Rent. Lessee shall pay, on an after-tax basis, all costs and expenses (including reasonable attorneys' fees and disbursements) incurred by Lessor and for all taxes, fees and other governmental charges payable in connection with the substitution of Equipment pursuant to this Section 6(g).

7. MAINTENANCE

         (a) Lessee will, at its sole expense, maintain, service, test and inspect each Unit of Equipment (i) so as to keep such Unit of Equipment in good operating order, repair, condition and appearance, normal wear and tear excepted, (ii) in accordance with manufacturer's recommendations, and so as to maintain in full force and effect any maintenance warranties, (iii) in compliance with applicable law and the requirements of insurance, (iv) at a standard consistent with industry practices, and (v) in all events not less than Lessee's standard practices for similar equipment owned or leased by Lessee. Subject to Section 5(f), Lessee shall, if at any time reasonably requested by Lessor, affix in a prominent position on each Unit of Equipment plates, tags or other identifying labels showing the interest therein of Lessor.

         (b) Lessee will not, without the prior consent of Lessor, affix or install any accessory, equipment or device on any Equipment if such addition will impair the value, originally intended function or use of such Equipment. All additions, repairs, parts, supplies, accessories, equipment, and devices furnished, attached or affixed to any Equipment which are not readily removable shall be made only in compliance with applicable law, including Internal Revenue Service guidelines, e.g. Rev. Proc. 79-48, shall be free and clear of all Liens other than Permitted Liens and shall become the property of Lessor. Lessee will not, without the prior written consent of Lessor and subject to such conditions as Lessor may impose for its protection, affix or install any Equipment to or in any other personal or real property such that it would become a real property fixture for purposes of the UCC.

         (c) Any alterations or modifications to the Equipment that may, at any time during the term of this Agreement, be required to comply with any Applicable Law shall be made at the expense of Lessee, and shall be free and clear of all Liens and shall immediately become the property of Lessor.

8. CASUALTY OCCURRENCE

         Lessee shall promptly and fully notify Lessor in writing if any Unit of Equipment shall be or become worn out, lost, stolen, destroyed, irreparably damaged in the reasonable determination of Lessee, or permanently rendered unfit for use from any cause whatsoever (such occurrences being hereinafter called "Casualty Occurrences"). On the Rent Payment Date next succeeding a Casualty Occurrence (the "Payment Date"), Lessee shall pay Lessor the sum of (x) the Stipulated Loss Value of such Unit calculated in accordance with Annex D as of the Rent Payment Date next preceding such Casualty Occurrence ("Calculation Date"); and (y) all Rent and other amounts which are due hereunder as of the Payment Date. Upon payment of all sums due hereunder, the obligation of Lessee to pay Rent and the term of this lease as to such Unit shall terminate and (except in the case of the loss, theft or complete destruction of such Unit) Lessor shall be entitled to recover possession of such Unit.

9. LOSS OR DAMAGE

         Lessee hereby assumes and shall bear the entire risk of any loss, theft, damage to, or destruction of, any Unit of Equipment from any cause whatsoever from the time the Equipment is shipped to Lessee.

10. INSURANCE

(a) Coverage. Without limiting any of the other obligations or liabilities of Lessee under this Agreement, Lessee shall, during the term of this Agreement, carry and maintain, with respect to Equipment, at its own expense, at least the minimum insurance coverage set forth in this Section 10. Lessee shall also carry and maintain any other insurance that Lessor may reasonably require from time to time. All insurance carried pursuant to this Section 10 shall be placed with such insurers having a minimum A.M. Best rating of A:X, and be in such form, with terms, conditions, limits and deductibles as shall be acceptable to Lessor.

              (i) All Risk Property Insurance. Lessee shall maintain, all risk property insurance covering the Equipment against physical loss or damage, including but not limited to fire and extended coverage, collapse, flood, earth movement and comprehensive boiler and machinery coverage (including electrical malfunction and mechanical breakdown). Coverage shall be written in the greater of the then current Stipulated Loss Value or replacement cost value in an amount acceptable to Lessor. Such insurance policy shall contain an agreed amount endorsement waiving any coinsurance penalty and shall include expediting expense coverage in an amount not less than $1,000,000;

              (ii) Business Interruption Insurance. As an extension of the insurance required under subsection (a)(i), Lessee shall maintain, or cause to be maintained, business interruption insurance in an agreed amount equal to 12 months projected net profits, and continuing expenses (including the lease payments due on the Equipment);

              (iii) Comprehensive General Liability Insurance. Lessee shall maintain comprehensive general liability insurance written on an occurrence basis with a limit of not less than $1,000,000. Such coverage shall include, but not be limited to, premises/operations, broad form contractual liability, independent contractors, products/completed operations, property damage and personal injury liability. Such insurance shall not contain an exclusion for punitive or exemplary damages where insurable by law;

              (iv) Workers' Compensation/Employer's Liability. Lessee shall maintain (i) Workers' Compensation insurance in accordance with statutory provisions covering accidental injury, illness or death of an employee of Lessee while at work or in the scope of his employment with Lessee and (ii), Employer's Liability in an amount not less than $1,000,000. Such coverage shall not contain any occupational disease exclusions; and

              (v) Excess/Umbrella Liability. Lessee shall maintain excess or umbrella liability insurance written on an occurrence basis in an amount not less than $25,000,000 providing coverage limits excess of the insurance limits required under sections (a)(iii), and (a)(iv) employer's liability only. Such insurance shall follow form the primary insurances and drop down in case of exhaustion of underlying limits and/or aggregates. Such insurance shall not contain an exclusion for punitive or exemplary damages where insurable under law.

         (b) Endorsements. Lessee shall cause all insurance policies carried and maintained in accordance with this Section 10 to be endorsed as follows:

              (i) Lessee shall be the named insured and Lessor shall be an additional named insured and sole loss payee as its interest may appear with respect to the Equipment covered by property policies described in subsection (a)(i). Lessee shall be the named insured and Lessor shall be an additional insured with respect to liability policies described in subsections (a)(iii), (a)(iv) to the extent allowed by law and
         (a)(v). It shall be understood that any obligation imposed upon Lessee, including but not limited to the obligation to pay premiums, shall be the sole obligation of Lessee and not that of Lessor;

              (ii) With respect to property policies described in subsections
         (a)(i) and (a)(ii), the interests of Lessor shall not be invalidated by any action or inaction of Lessee or any other person, and shall insure Lessor regardless of any breach or violation by Lessee or any other person, of any warranties, declarations or conditions of such policies;

              (iii) Inasmuch as the liability policies are written to cover more than one insured, all terms conditions, insuring agreements and endorsements, with the exception of the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured;

              (iv) The insurers thereunder shall waive all rights of subrogation against Lessor any right of setoff or counterclaim and any other right to deduction, whether by attachment or otherwise.

              (v) Such insurance shall be primary without right of contribution of any other insurance carried by or on behalf of Lessor with respect to their interests as such in the Equipment; and

              (vi) If such insurance is canceled for any reason whatsoever, including nonpayment of premium, or any changes are initiated by Lessee or the carrier which affect the interests of Lessor, such cancellation or change shall not be effective as to Lessor until 30 days, except for non-payment of premium which shall be 10 days, after receipt by Lessor of written notice sent by registered mail from such insurer.

         (c) Certifications. On the Base Lease Commencement Date with respect to the Equipment leased as of such date, and at each policy renewal, but not less than annually with respect to all Equipment then leased, Lessee shall provide to Lessor a certification from each insurer or by an authorized representative of each insurer. Such certification shall identify the underwriters, the type of insurance, the limits, deductibles, and term thereof and shall specifically list the special provisions delineated for such insurance required for this Section 10.

         (d) Insurance Report. Concurrently with the furnishing of all certificates referred to in this Section 10, Lessee shall furnish Lessor with a statement from an independent insurance broker, acceptable to Lessor, stating that all premiums then due have been paid.

11. RETURN OF EQUIPMENT

         (a) Upon any expiration or termination of this Agreement or any Schedule, Lessee shall promptly, at its own cost and expense:

              (i) Provide to Lessor at least 365 days prior to the scheduled expiration of the Lease a detailed inventory of all components of the Equipment. The inventory should include but not be limited to a detailed listing of all items of the Equipment by both the model and serial number for all components comprising this Agreement.

              (ii) Ensure that the Equipment is returned to Lessor as follows:
         (A) all operating and application specific software used to control the machine including upgrades must remain properly installed and functional; (B) all batteries for control memories must be fully charged; (C) all screen changers, sensors, monitors, and computer controllers will operate within manufacturers specifications; (D) all Equipment will be cleaned and cosmetically acceptable, ordinary wear and tear excepted, and in such condition so that it may be immediately installed and placed into use in a production environment; (E) any tooling and/or grinding wheels returned to Lessor at lease termination will be identical, subject to Section 6(g) herein, to those on the Base Lease Commencement Date; and (F) otherwise is in the condition required by the Lease and free and clear of all Liens.

              (iii) At least 180 days prior to the scheduled expiration of the
         Lease: (A) and upon receiving reasonable notice by Lessor, make the Equipment available for operational inspections (where applicable) by potential purchasers; (B) cause the persons expressly authorized by Lessor (the "Authorized Inspector"), to inspect, examine and test all material and workmanship to ensure the Equipment is operating within the manufacturer's specifications; and (C) if during such inspection, examination and test, the Authorized Inspector finds any of the material or workmanship, as expected for the age of the Equipment, to be defective or the equipment not operating within the manufacturer's specifications, then Lessee shall repair or replace such defective material and, after corrective measures are completed Lessee will provide for another inspection of the equipment by the Authorized Inspector as outlined above.

              (iv) Have each Unit of Equipment returned with an in-depth field service report detailing said inspection as outlined in clause (iii) above. The report shall certify that the Equipment has been properly inspected, examined and tested and is operating within the manufacturer's specifications;

              (v) At least 45 days prior to the scheduled expiration of the Lease and upon request by Lessor provide to Lessor, the following documents: (A) one set of service and operating manuals including replacements and/or additions hereto, such that all documentation is completely up to date; and, (B) if any, one set of documents detailing equipment configuration, operating requirements, maintenance records, and other technical data concerning the set-up and operation of the Equipment including replacements and additions thereto, such that all documentation is completely up to date.

              (vi) Provide for the deinstallation, packing and transporting of the Equipment to include, but not limited to, the following: (A) the manufacturer's representative shall de-install all Equipment (including all wire, cable and mounting hardware); (B) all process fluids shall be removed from the Equipment and disposed of in accordance with then current waste disposal laws and regulations including regulations specified by the Environmental Protection Agency (EPA) and related government agencies; (C) dismantling and handling is to be done per the original manufacturer's specifications or normal industry accepted practices for new machines must be followed. Any special transportation devices such as metal skids, lifting slings, brackets, etc., which were with the machine when it originally arrived must be used to the extent available, or otherwise, Lessee shall use such other devices as will assure the safety of such Equipment being transported; (D) all keys belonging to the Equipment are to be wired together and secured to a major component of the machine; (E) Lessee shall provide for transportation of the Equipment in a manner consistent with the manufacturer's recommendations and practices to a location within the continental United States which is no more than 1500 miles from the Equipment's current location; and (F) Lessee shall obtain and pay for a policy of transit insurance for the delivery period in an amount equal to the replacement value of the Equipment with Lessor named as loss payee on all such policies of insurance; and (G) Lessee shall provide safe, secure storage for the Equipment for a period of up to 90 days after expiration or early termination of the Lease at an accessible location reasonably satisfactory to Lessor.

              (vii) Ensure all Equipment and equipment operations conform to all Applicable Laws.

              (viii) Permit, with Lessee's full cooperation and assistance, Lessor to attempt to effect a resale, by auction or otherwise, of the Equipment from Lessee's facility for a period from 60 days prior to 90 days after expiration of this Lease. During this period, the equipment must remain operational with the necessary electrical power, lighting, heat, water, lubricating fluids, air pollution controls and compressed air necessary to maintain and demonstrate the Equipment to any potential buyer. Any such resale will be conducted no more than 60 days prior to the scheduled Lease expiration and will be conducted in a manner which will not interfere with Lessee's business operations.

         (b) Until Lessee fully has complied in all material respects with the requirements of subsections (i)-(vii) of paragraph (a) above, Lessee's Rent payment obligation at a rental equal to the greater of the periodic Rent payable in respect of such Unit of Equipment and the Fair Market Rental Value of such Equipment and all other obligations under this Agreement shall continue until all Units of Equipment have been returned in accordance with the terms hereof. If any Unit is not returned to Lessor within 60 days after the expiration of this Agreement, Lessor, at its election, may deem such Unit to have suffered a Casualty Occurrence, in which event, Lessee shall pay to Lessor the greater of the Fair Market Value or the Stipulated Loss Value of such Unit. In addition to these Rents, Lessor shall have all of its other rights and remedies available as a result of this nonperformance.

12. DEFAULT; REMEDIES

         (a) Lessor may in writing declare this Agreement in default ("Default") if:

              (i) Lessee breaches its obligation to pay Rent or any other sum as and when due and fails to cure the breach within 5 Business Days after the date such amount was due;

              (ii) Lessee fails to maintain its insurance coverage required under Section 10 hereof;

              (iii) Lessee or Guarantor breaches any of its other obligations hereunder or under the Guaranty and fails to cure that breach within 30 days after written notice thereof;

              (iv) any representation or warranty made by Lessee or Guarantor in connection with this Agreement shall be false or misleading in any material respect;

              (v) Lessee shall or shall attempt to (except as expressly permitted by the provisions of this Agreement) sell, transfer, encumber (except to the extent of a Permitted Lien), or assign, any Equipment or any part thereof, or use any Equipment for an illegal purpose or permit the same to occur;

              (vi) any certificate, statement, representation, warranty or audit contained herein or heretofore or hereafter furnished with respect hereto by or on behalf of Lessee or Guarantor proving to have been false in any material respect at the time as of which the facts therein set forth were stated or certified, or having omitted any substantial contingent or unliquidated liability or claim against it;

              (vii) Lessee or Guarantor admits in writing its inability to pay its debts as they become due or ceases to do business as a going concern;

              (viii) Lessee or Guarantor shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy or receivership laws (as now or hereafter in effect) or an answer admitting the material allegations of a petition filed against Lessee or Guarantor in any such proceeding, or Lessee or Guarantor shall, by voluntary petition, answer or consent, seek relief under the provisions of any other now existing or future bankruptcy, receivership or other similar law providing for the reorganization or liquidation of corporations, or providing for an agreement, composition, extension or adjustment with its creditors;

              (ix) petition is filed against Lessee or Guarantor in a proceeding under applicable bankruptcy laws, receivership or other insolvency laws, as now or hereafter in effect, and is not withdrawn, stayed or dismissed within 60 days thereafter, or if, under the provisions of any law providing for reorganization or liquidation of corporations which may apply to Lessee or Guarantor, any court of competent jurisdiction shall assume jurisdiction, custody or control of Lessee or Guarantor or of any substantial part of their property, and such jurisdiction, custody or control shall remain in force unrelinquished, unstayed or unterminated for a period of 60 days;

              (x) Lessee or Guarantor shall have terminated its corporate existence, consolidated with, merged into, or conveyed or leased substantially all of its assets as an entirety to any Person (such actions being referred to as an "Event"), unless prior to such Event, such Person is organized and existing under the laws of the United States or any state, and executes and delivers to Lessor an agreement containing an effective assumption by such Person of the due and punctual performance of Lessee or Guarantor, as the case may be, under this Agreement;

              (xi) the Guaranty is repudiated, is determined to be invalid or becomes unenforceable for any reason;

              (xii) Unless MascoTech shall have become a Guarantor of Lessee's obligations hereunder (substantially in the form of the Guaranty), MascoTech acquires any direct Subsidiary other than Guarantor or otherwise ceases to be a holding company, the principal asset of which is the stock of Guarantor; or

              (xiii) There occurs under the Credit Agreement an Event of Default (as such term is defined therein) which has not been duly waived or cured thereunder.

Such declaration shall apply to all Schedules except as specifically excepted by Lessor. Any provision of this Agreement to the contrary notwithstanding, Lessor may exercise all rights and remedies hereunder independently with respect to each Schedule.

         (b) After Default shall have occurred, at the request of Lessor, Lessee shall comply with the provisions of Section 11(a) hereof. Lessee hereby authorizes Lessor to enter, with or without legal process, any premises where any Equipment is located and take possession thereof. Lessee shall, without further demand, forthwith pay to Lessor (i) as liquidated damages for loss of a bargain and not as a penalty, the Stipulated Loss Value of the Equipment (calculated in accordance with Annex D as of the Rent Payment Date next preceding the declaration of default), and (ii) all Rent and other sums then due hereunder. Lessor may, but shall not be required to, sell the Equipment at private or public sale, in bulk or in parcels, with or without notice, and without having the Equipment present at the place of sale; or Lessor may, but shall not be required to, lease, otherwise dispose of or keep idle all or part of the Equipment; and Lessor may use Lessee's premises, until all amounts due hereunder have been paid, for any or all of the foregoing without liability for rent. The proceeds of sale, lease or other disposition, if any, shall be applied in the following order of priorities: (A) to pay all of Lessor's costs, charges and expenses incurred in taking, removing, holding, repairing and selling, leasing or otherwise disposing of Equipment; then, (B) to the extent not previously paid by Lessee, to pay Lessor all sums due from Lessee hereunder; then, (C) to reimburse to Lessee any sums previously paid by Lessee as liquidated damages; and (D) any surplus shall be retained by Lessor. Lessee shall pay any deficiency in clauses (A) and (B) forthwith.

         (c) In addition to the foregoing rights, Lessor may terminate or cancel the lease as to any or all of the Equipment.

         (d) The foregoing remedies are cumulative, and any or all thereof may be exercised in lieu of or in addition to each other or any remedies at law, in equity, or under statute. Lessee waives notice of sale or other disposition (and the time and place thereof), and the manner and place of any advertising. If permitted by Applicable Law, Lessee shall pay reasonable attorney's fees actually incurred by Lessor in enforcing the provisions of this Agreement and any ancillary documents. Waiver of any Default shall not be a waiver of any other or subsequent default.

         (e) Unless previously terminated or cancelled, upon payment of all amounts due hereunder, this Agreement shall terminate.

13. ASSIGNMENT

         (a) LESSEE SHALL NOT ASSIGN, MORTGAGE, SUBLET OR HYPOTHECATE ANY EQUIPMENT OR THE INTEREST OF LESSEE HEREUNDER WITHOUT THE PRIOR WRITTEN CONSENT OF LESSOR.

         (b) Lessor may, without the consent of Lessee, assign this Agreement or any Schedule, or the right to enter into any Schedule, provided, that so long as no Default has occurred and is continuing, Lessor will not assign this Agreement, or any Schedule or the right to enter into any Schedule to a Competitor of Lessee. Lessee agrees that it will pay all Rent and other amounts payable under each Schedule to Lessor named therein; provided, however, if Lessee receives written notice of an assignment from Lessor, Lessee will pay all Rent and other amounts payable under any assigned Schedule to such assignee or as instructed by Lessor. Each Schedule, incorporating by reference the terms and conditions of this Agreement, constitutes a separate instrument of lease, and Lessor or its assignee shall have all rights as "Lessor" thereunder separately exercisable by such named Lessor or assignee as the case may be, exclusively and independently of Lessor or any assignee with respect to other Schedules executed pursuant hereto. Lessee agrees reasonably to cooperate with Lessor in connection with any such proposed assignment, including the execution and delivery of such other documents, instruments, notices, opinions, certificates and acknowledgments, as reasonably may be required by Lessor or such assignee; and Lessee further agrees to confirm in writing receipt of a notice of assignment as reasonably may be requested by assignee. Lessee hereby waives and agrees not to assert against any such assignee any defense, set-off, recoupment claim or counterclaim that Lessee has or may at any time have against Lessor or any other Person for any reason whatsoever.

         (c) Subject always to the foregoing, this Agreement inures to the benefit of, and is binding upon, the successors and assigns of the parties hereto.

14. NET LEASE; NO SET-OFF, ETC

         This Agreement is a net lease. Lessee's obligation to pay Rent and other amounts due hereunder shall be absolute and unconditional. Lessee shall not be entitled to any abatement or reductions of (except as expressly provided herein in respect of any Unit which ceases to be subject to this Agreement), or set-offs against, said Rent or other amounts, including, without limitation, those arising or allegedly arising out of claims (present or future, alleged or actual, and including claims arising out of strict tort or negligence of Lessor) of Lessee against Lessor under this Agreement or otherwise. Except as provided in Section 8 hereof, with respect to any Unit that shall have suffered a Casualty Occurrence, this Agreement shall not terminate and the obligations of Lessee shall not be affected by reason of any defect in or damage to, or loss of possession, use or destruction of, any Equipment from whatsoever cause. It is the intention of the parties that Rents and other amounts due hereunder shall continue to be payable in all events in the manner and at the times set forth herein unless the obligation to do so shall have been terminated pursuant to the express terms hereof.

15. INDEMNIFICATION

         (a) Lessee hereby agrees to defend, indemnify, save and keep harmless (on an after-tax basis), Lessor, its agents, employees, successors and assigns, from and against any and all losses, damages, penalties, injuries, claims, actions and suits (herein a "Claim"), including reasonable legal expenses, of whatsoever kind and nature, in contract or tort, whether caused by the active or passive negligence of Lessor or otherwise, and including, but not limited to, Lessor's strict liability in tort, arising out of the selection, manufacture, purchase, acceptance or rejection of Equipment, the ownership of Equipment during the Term, and the delivery, lease, possession, maintenance, uses, condition, return or operation of the Equipment (including, without limitation, latent and other defects, whether or not discoverable by Lessor or Lessee and any claim for patent, trademark or copyright infringement or environmental loss or damage); provided that such indemnity shall not be available to the extent
(i) such Claim is attributable to the gross negligence, willful misconduct or breach of this Agreement by such indemnified party, or (ii) such Claim arises and relates to periods after the later of (x) the termination or expiration of the Agreement or (y) the return of the Equipment in accordance with the terms hereof. Lessee shall, upon request, defend any actions based on, or arising out of, any of the foregoing.

         (b) This Agreement has been entered into on the assumption that (i) this Agreement will be treated for Federal income tax purposes as a true lease and Lessor will be treated as the owner and lessor of the Equipment and Lessee will be treated as Lessee of the Equipment, and (ii) on the Basic Term Commencement Date for any Unit of Equipment, such Unit will qualify for all of the items of deduction and credit specified in Section C of the applicable Schedule ("Tax Benefits") in the hands of Lessor (all references to Lessor in this Section include Lessor and its assignees and the consolidated taxpayer group of which Lessor and any assignee is a member).

         (c) If for any reason whatsoever (i) tax counsel of Lessor reasonably acceptable to Lessee shall determine that due to a change in fact or law there is not a reasonable basis for Lessor to claim, or Lessor is required to reduce, defer, recompute or recapture, on its Federal income tax return all or any portion of the Tax Benefits with respect to any Equipment, or (ii) any such Tax Benefit claimed on the Federal income tax return of Lessor is disallowed, reduced, deferred, recomputed or recaptured by the Internal Revenue Service, or
(iii) Lessor shall become liable for additional tax as a result of Lessee having made a substitution or Lessee having added an attachment or made an alteration to the Equipment, including (without limitation) any such attachment or alteration which would increase the productivity or capability of the Equipment so as to violate the provisions of Rev. Proc. 75-21, 1975-1 C.B. 715, or Rev. Proc. 79-48, 1979-2 C.B. 529 (as either or both may hereafter be modified or superseded), (any such determination, disallowance, adjustment, recomputation or recapture being hereinafter called a "Loss"), then

Lessee shall pay to Lessor, as an indemnity and as additional Rent, such amount as shall, in the reasonable opinion of Lessor, cause Lessor's after-tax economic yields and cash flows, computed on the same assumptions, including tax rates as were utilized by Lessor in originally evaluating the transaction (such yields and flows being hereinafter called the "Net Economic Return") to equal the Net Economic Return that would have been realized by Lessor if such Loss had not occurred. Such amount shall be payable upon demand after Lessor has suffered a Loss accompanied by a statement describing in reasonable detail such Loss and the computation of such amount. Anything in this Section to the contrary notwithstanding, Lessee shall have no obligation to indemnify Lessor from or against any such Loss to the extent that such Loss is caused by: (i) any failure by Lessor to properly or timely claim on its Federal income tax return any Tax Benefits on any Equipment (unless such failure is based upon a determination by tax counsel of Lessor reasonably acceptable to Lessee that Lessor is not entitled to claim such Tax Benefits with respect to such Equipment); (ii) any failure of Lessor to have sufficient taxable income to benefit from the Tax Benefits; (iii) any liability of Lessor for any alternative minimum taxes; (iv) the status of Lessor as taxable corporation as for purposes of Federal income taxes; (v) any sale or other disposition of any Equipment by Lessor other than after a Default by Lessee; (vi) any tax election made or not made by Lessor relating to the Tax Benefits; or (vii) any event which results in a payment by Lessee in an amount equal to, or measured by, the Stipulated Loss Value to the extent that such Loss was included in Lessor's calculation of such Stipulated Loss Value.

         (d) Lessee shall defend, indemnify (on an after-tax basis) and hold harmless Lessor and its Affiliates, successors and assigns, directors, officers, employees and agents, from and against any Environmental Loss and, unless Lessee is then contesting in good faith such Environmental Loss and Lessee has set aside on its books appropriate reserves therefor, Lessee shall fully and promptly pay, perform and discharge any such Environmental Loss.

16. DISCLAIMER

         LESSEE ACKNOWLEDGES THAT IT HAS SELECTED THE EQUIPMENT WITHOUT ANY ASSISTANCE FROM LESSOR, ITS AGENTS OR EMPLOYEES. LESSOR DOES NOT MAKE, HAS NOT MADE, NOR SHALL BE DEEMED TO MAKE OR HAVE MADE, ANY WARRANTY OR REPRESENTATION, EITHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, WITH RESPECT TO THE EQUIPMENT LEASED HEREUNDER OR ANY COMPONENT THEREOF, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY AS TO DESIGN, COMPLIANCE WITH SPECIFICATIONS, QUALITY OF MATERIALS OR WORKMANSHIP, MERCHANTABILITY, FITNESS FOR ANY PURPOSE, USE OR OPERATION, SAFETY, PATENT, TRADEMARK OR COPYRIGHT INFRINGEMENT, OR TITLE. All such risks, as between Lessor and Lessee, are to be borne by Lessee. Without limiting the foregoing, Lessor shall have no responsibility or liability to Lessee or any other Person with respect to any of the following (i) any liability, loss or damage caused or alleged to be caused directly or indirectly by any Equipment, any inadequacy thereof, any deficiency or defect (latent or otherwise) therein, or any other circumstance in connection therewith; (ii) the use, operation or performance of any Equipment or any risks relating thereto; (iii) any interruption of service, loss of business or anticipated profits or consequential damages; or (iv) the delivery, operation, servicing, maintenance, repair, improvement or replacement of any Equipment. If, and so long as, no default exists under this Agreement, Lessee shall be, and hereby is, authorized during the term of this Agreement to assert and enforce, at Lessee's sole cost and expense, from time to time, in the name of and for the account of Lessor and/or Lessee, as their interests may appear, whatever claims and rights Lessor may have against any Supplier of the Equipment.

17. REPRESENTATIONS, WARRANTIES AND COVENANTS OF LESSEE

         (a) Lessee hereby represents and warrants to Lessor that on the date hereof and on the date of execution of each Schedule:

              (i) Lessee is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation (specified in the first sentence of this Agreement); and is duly qualified to transact business as a foreign corporation in good standing wherever necessary to carry on its present business and operations, including the jurisdictions where the Equipment is or is to be located, except where the failure to be so qualified or to be in good standing would not have a Material Adverse Effect.

              (ii) This Agreement, the Schedules, the Bill of Sale and all related documents (collectively, the "Documents") have been duly authorized, executed and delivered by Lessee and constitute valid, legal and binding agreements, enforceable in accordance with their terms, except to the extent that the enforcement of remedies therein provided may be limited under applicable bankruptcy and insolvency laws, public policy and equitable principles.

              (iii) No approval, consent or withholding of objections is required from any Governmental Authority with respect to the entry into or performance by Lessee of the Documents except such as have already been obtained or those, which if not obtained, would not have a Material Adverse Effect, individually or in the aggregate.

              (iv) Lessee has adequate power and capacity to enter into, and perform under, the Documents. The entry into and performance by Lessee of the Documents will not: (i) violate any judgment, order, law or regulation applicable to Lessee or any provision of Lessee's charter or by-laws; or (ii) result in any breach of, constitute a default under or result in the creation of any Lien upon any Equipment pursuant to any indenture, mortgage, deed of trust, bank loan or credit agreement or other instrument (other than this Agreement) to which Lessee is a party.

              (v) There are no suits or proceedings pending or to Lessee's knowledge threatened in court or before any commission, board or other administrative agency against or affecting Lessee, which will have a Material Adverse Effect. As used herein, "Material Adverse Effect" shall mean (1) a materially adverse effect on the operations, properties, assets, financial condition, contingent or otherwise, or material agreements of Lessee or any of Lessee's Affiliates or Guarantor or any of Guarantor's Affiliates in each case taken as a whole, or (2) a material impairment of the ability of Lessee to perform its obligations under or to remain in compliance with the Documents.

              (vi) The chief executive office and chief place of business (as either of such terms is used in Article 9 of the UCC) of Lessee is located at 47603 Halyard Drive, Plymouth, Michigan 48170-2429.

              (vii) The Equipment accepted under any Certificate of Acceptance is and will remain tangible personal property and is not and shall not constitute real property fixtures.

              (viii) Each financial statement delivered by Lessee to Lessor has been prepared in accordance with GAAP, and since the date of the most recent annual audited financial statement, there has been no material adverse change in the financial condition of Lessee and its consolidated Subsidiaries or of Guarantor and its consolidated Subsidiaries other than as result of the recapitalization of MascoTech on November 28, 2000 and the acquisition of the Lessee on December 15, 2000.

              (ix) Each representation and warranty of Lessee made in the Credit Agreement is true and correct in all material respects when made.

              (x) During the 12 months ending September 30, 2000, the manufacturing facilities of Lessee, which are located in the United States generated at least 75% of its net revenues during such period.

              (xi) Each Equipment Location identified on the Schedule is owned by Lessee free and clear of any liens for indebtedness or leases.

         (b) Lessee hereby covenants and agrees with Lessor that:

              (i) The Equipment will at all times be used for commercial or business purposes.

              (ii) Lessee shall maintain a system of identification number tagging on all the Equipment and any Part thereof which will identify the manufacturer, serial numbers and type and model of Equipment as set forth in Annex A to the Schedule.

              (iii) Lessee, at its sole cost and expense shall establish, implement and maintain a formal, comprehensive written environmental, health and safety ("EH&S") program ("EH&S Program") aimed at ensuring that Lessee's operation at the Equipment Locations are conducted in compliance with all applicable Environmental Laws and ISO 14001. Lessee's operations at each Equipment Location shall be ISO 14001 compliant at all times after December 31, 2003. At a minimum, the EH&S Program include: (A) identification of environmental concerns associated with an environmental regulations applicable to Lessee's operations; (B) adoption and implementation of an environmental management system to assess and control the environmental impacts of Lessee's operations; (C) implementation of periodic EH&S audits by or involving an independent third-party consultant with documented corrective action responding to audits; (D) effective labeling of products and services; (v) employee EH&S committees, for ensuring compliance with Environmental Laws; and (E) such other requirements as Lessor may reasonably require from Lessee from time to time. The EH&S Program must involve senior management, include a formal written corporate environmental policy, and identify by name or position the person with overall responsibility for EH&S compliance, as well as those person(s) who are responsible for specific EH&S areas.

              (iv) At Lessor's request (not more frequently than once in any 12-month period, unless a Default shall have occurred and be continuing), Lessee shall provide Lessor with a briefing regarding Lessee's EH&S Program.

              (v) If Lessee pays to the lenders under the Credit Agreement any compensation in connection with securing their approval of any waiver or amendment to the Credit Agreement (other than amendments having no adverse effect on Lessor), Lessee shall simultaneously pay to Lessor equivalent compensation, calculated on the same basis as calculated in respect of each such lender. If such compensation is based on the outstanding loan indebtedness from such lender to Lessee, in respect of Lessor it shall be based on the then Casualty Value of the Equipment.

18. INTENT; TITLE

         (a) It is the express intent of the parties that this Agreement constitutes a true lease and not a sale of the Equipment. Title to the Equipment shall at all times remain in Lessor, and Lessee shall acquire no ownership, title, property, right, equity, or interest in the Equipment other than its leasehold interest solely as Lessee subject to all the terms and conditions hereof. The parties agree that the lease is a "Finance lease" as defined in UCC
Article 2A -- Leases ("Article 2A"). Lessee acknowledges: (1) that Lessee has selected the "Supplier" (as defined in Article 2A); and (2) that Lessee has been informed in writing in this Lease, before signing this Lease, that Lessee is entitled under Article 2A to the promises and warranties, including those of any third party, provided to Lessor by the Supplier in connection with or as part of the contract by which Lessor acquired the Equipment, and that Lessee may communicate with the Supplier and receive an accurate and complete statement of those promises and warranties, including any disclaimers and limitations of them or of remedies. To the extent permitted by applicable law, Lessee hereby waives any and all rights and remedies conferred upon a lessee in Article 2A and any rights now or hereafter conferred by statute or otherwise which may limit or modify any of Lessor's rights or remedies under Section 12 hereof; provided, however, that such waiver shall not preclude Lessee from asserting any claim of Lessee against Lessor in a separate cause of action; and provided further that such waiver shall not affect Lessor's obligations of good faith, diligence, reasonableness and care.

         (b) Notwithstanding the express intent of the parties, should a court of competent jurisdiction determine that this Agreement is not a true lease, but rather one intended as security, then solely in that event and for the expressly limited purposes thereof, Lessee shall be deemed to have hereby granted Lessor a security interest in the lease, the Equipment, and all accessions thereto, substitutions and replacements therefor, and proceeds (including insurance proceeds) thereof (but without power of sale); to secure the prompt payment and performance as and when due of all obligations and indebtedness of Lessee (or any affiliate of Lessee) to Lessor, now existing or hereafter created. For the purposes of this paragraph, this Agreement, the Schedule, or a photocopy of either thereof may be filed as a financing statement under the UCC.

19. PURCHASE AND RENEWAL OPTIONS

         Provided no Default shall have occurred and be continuing, Lessee shall have the option upon the expiration of the Term to renew the Term of this Agreement with respect to, or to purchase, all (but not less than all) of the Equipment leased under all Schedules executed hereunder upon the following terms and conditions.

         (a) Upon expiration of the Basic Term or any Renewal Term, Lessee may elect to renew the Term with respect to all, but not less than all, of the Equipment leased under all Schedules executed hereunder for a Renewal Term of 2 years, subject to receipt of an appraisal satisfactory to Lessor as to the residual value and remaining useful life of the Equipment, at a periodic Rent equal to the Fair Market Rental Value of the Equipment.

         (b) Lessee may elect to purchase, at expiration of the Basic Term or any Renewal Term, all (but not less than all) of the Equipment leased under all Schedules executed hereunder on an AS IS BASIS, for cash equal to the then Fair Market Value of the Equipment, plus (in any event) all applicable sales taxes. On the last day of the Term, Lessor shall receive in cash the full purchase price (plus all applicable sales taxes), together with any Rent or other sums then due hereunder on such date.

         (c) If a Default shall have occurred and be continuing at the time of the notice in the first sentence of paragraph (d) below, then on the date of expiration of the Term, Lessee shall return the Equipment in full compliance with Section 11 of this Agreement on or prior to the date of expiration of the Term. If Lessee shall have given the notice provided in the first sentence of paragraph (d) below, and a Default occurs and is continuing at the expiration of this Lease, Lessor may elect either to enforce the option exercised by Lessee or demand return of the Equipment in full compliance with Section 11 of this Agreement.

         (d) Lessee shall give Lessor not less than 365 days' irrevocable written notice of whether Lessee shall exercise either of its options pursuant to paragraphs (a) or (b) above. Failure to give such notice shall be deemed an election to purchase the Equipment. If Lessee timely elects to exercise its options pursuant to paragraphs (a) or (b) above, Lessee shall give Lessor at least 90 days' irrevocable written notice to Lessor prior to the expiration of the Term of its election of either the option under paragraph (a) or the option under paragraph (b). Failure to give such notice shall be deemed to be an election to exercise the option under paragraph (b) above.

20. MISCELLANEOUS

         (a) LESSEE AND LESSOR HEREBY UNCONDITIONALLY WAIVE THEIR RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF, DIRECTLY OR INDIRECTLY, THIS AGREEMENT, ANY OF THE RELATED DOCUMENTS, ANY DEALINGS BETWEEN LESSEE AND LESSOR RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED BETWEEN LESSEE AND LESSOR. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT

MAY BE FILED IN ANY COURT (INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS). THIS WAIVER IS IRREVOCABLE MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS LEASE, ANY RELATED DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

         (b) Any cancellation or termination by Lessor, pursuant to the provision of this Agreement, any Schedule, supplement or amendment hereto, or the lease of any Equipment hereunder, shall not release Lessee from any then outstanding obligations to Lessor hereunder.

         (c) Time is of the essence of this Agreement. Lessor's failure at any time to require strict performance by Lessee of any of the provisions hereof shall not waive or diminish Lessor's right thereafter to demand strict compliance therewith.

         (d) Lessee agrees, upon Lessor's request, to execute any instrument necessary or expedient for filing, recording or perfecting the interest of Lessor, and to execute and deliver to Lessor such further documents, instruments and assurances and to take such further action as Lessor from time to time reasonably may request in order to carry out the intent and purpose of the transaction contemplated hereunder.

         (e) All notices required to be given hereunder shall be in writing, personally delivered, delivered by overnight courier service, sent by facsimile transmission (with confirmation of receipt), or sent by certified mail, return receipt requested, addressed to the other party at its respective address stated above or at such other address as such party shall from time to time designate in writing to the other party; and shall be effective from the date of receipt.

         (f) This Agreement, the Exhibits and each Schedule and Annexes thereto constitute the entire agreement of the parties with respect to the subject matter hereof. NO VARIATION OR MODIFICATION OF THIS AGREEMENT OR ANY WAIVER OF ANY OF ITS PROVISIONS OR CONDITIONS, SHALL BE VALID UNLESS IN WRITING AND SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE PARTIES HERETO.

         (g) The representations, warranties and covenants of Lessee herein shall be deemed to survive the closing hereunder. The obligations of Lessee under Sections 4, 11 and 15 hereof which accrue during the term of this Agreement and obligations which by their express terms survive the termination of this Agreement, shall survive the termination of this Agreement.

         (h) In case of a failure of Lessee to comply with any provision of this Agreement, Lessor shall have the right, but shall not be obligated, to effect such compliance, in whole or in part; and all moneys spent and expenses and obligations incurred or assumed by Lessor in effecting such compliance (together with interest thereon at the Overdue Rate) shall constitute additional Rent due to Lessor within 5 days after the date Lessor sends notice to Lessee requesting payment. Lessor's effecting such compliance shall not be a waiver of Lessee's default.

         (i) Any Rent or other amount not paid to Lessor when due hereunder shall bear interest, both before and after any judgment or termination hereof, at the lesser of 15% per annum or the maximum rate allowed by law (the "Overdue Rate").

         (j) Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         (k) So long as no Default shall have occurred and be continuing hereunder, and conditioned upon Lessee performing all of the covenants and conditions hereof, as to claims of Lessor or Persons claiming under Lessor, Lessee shall peaceably and quietly hold, possess and use the Equipment during the Term of this Agreement subject to the terms and conditions hereof.

         (l) Lessee agrees to pay on demand all reasonable costs and expenses incurred by Lessor and any assignee in connection with the preparation, execution, delivery, filing, recording, and administration of any of the Documents, including (without limitation) the reasonable fees and expenses of counsel for Lessor and any assignee, due diligence, appraisals, lien searches, UCC and/or Estoppel/Waiver Agreement filing fees, and field audits; and all costs and expenses, if any, in connection with the enforcement of any of the Documents.

         (m) There is no restriction (either express or implied) on any disclosure or dissemination of the tax structure or tax aspects of the transactions contemplated by this Agreement. Further, each party hereto acknowledges that it has no proprietary rights to any tax matter or tax idea or to any element of the transaction structure.

21. CHOICE OF LAW; JURISDICTION

         THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SUCH STATE), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE EQUIPMENT. The parties agree that any action or proceeding arising out of or relating to this Agreement may be commenced in the United States District Court for the Southern District of New York and the parties irrevocably submit to the jurisdiction of such court and agree not to assert, by way of motion, as a defense or otherwise, in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that this Agreement or the subject matter hereof or the transaction contemplated hereby may not be enforced in or by such court.

22. CHATTEL PAPER

         To the extent that any Schedule would constitute chattel paper, as such term is defined in the UCC as in effect in any applicable jurisdiction, no security interest therein may be created through the transfer or possession of this Agreement in and of itself without the transfer or possession of the original of a Schedule executed pursuant to this Agreement and incorporating this Agreement by reference; and no security interest in this Agreement and a Schedule may be created by the transfer or possession of any counterpart of the Schedule other than the original thereof, which shall be identified as the document marked "Original" and all other counterparts shall be marked "Duplicate".

23. DEFINITIONS

         The following terms when used in this Agreement or in the Schedules shall have the following meanings:

"Adverse Environmental Condition" shall refer to (i) an Environmental Emission (including, without limitation, a sudden or non-sudden accidental or non-accidental Environmental Emission), of, or exposure to, any Contaminant in violation of any Environmental Law, at, in, by, or from any Equipment, (ii) the transportation, storage, treatment or disposal of Contaminants in connection with the operation of any Equipment in violation of any Environmental Law, or
(iii) the violation, or alleged violation, of any Environmental Law resulting from possession, use, operation or modification of any Equipment.

"Affected Unit" shall have the meaning given such term in Section 3 of this Agreement.

"Affiliate" shall refer, with respect to any given Person, to (a) each Person that controls, is controlled by, or is under common control with, such Person, or (b) each of such Person's officers, directors, joint venturers and partners. For the purposes of this definition, "control" of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

"Agreement" shall have the meaning given such term in the preamble to this Agreement.

"Applicable Laws" means all laws, judgments, decrees, ordinances and regulations and any other governmental rules, orders and determinations and all requirements having the force of law, now or hereafter enacted, made or issued, whether or not presently contemplated, including (without limitation) compliance with all requirements of zoning laws, labor laws and Environmental Laws, compliance with which is required with respect to the Equipment, whether or not such compliance shall require structural, unforeseen or extraordinary changes to any of the Equipment or the operation, occupancy or use thereof.

"Appraisal Procedure" shall mean the following procedure for determining the Fair Market Rental Value or the Fair Market Value of the Equipment:

         (a) At either Lessee's or Lessor's request, as the case may be, Lessor and Lessee shall negotiate in good faith to determine the Fair Market Value and Fair Market Rental Value of the

Equipment within 30 days after such request has been given. If after such 30-day period, Lessor and Lessee are unable to agree upon a determination of the Fair Market Value or Fair Market Rental Value, as the case may be, of the Equipment, the Fair Market Value or Fair Market Rental Value, as the case may be, shall be determined in accordance with the appraisal procedure set forth in this definition. If either party shall have given written notice to the other requesting determination of such Fair Market Value or Fair Market Rental Value by such appraisal procedure, the parties shall consult for the purpose of appointing a qualified independent appraiser by mutual agreement. If a single appraiser shall have been appointed by the parties, the determination of such appraiser shall be final and binding upon the parties. If no such appraiser is appointed within 20 days after such notice is given, such determinations shall be made as follows:

              (i) Two appraisers shall be appointed, one of whom shall be selected by Lessee and the other of whom shall be selected by Lessor, both selections to be made within 10 days after the end of such 20 day period. The appraisal determined by each appraiser shall be compared and if the differential between the two is less then 10% of the average of the two appraisers, then such average of the two appraisals shall be final and binding upon the parties; but

              (ii) if the differential between the two appraisals is 10% or more of the average of the appraisals, then a third appraiser shall be promptly appointed by the American Arbitration Association of New York, in accordance with its rules as then in effect. The appraisals determined by each of the three appraisers shall be averaged and the appraisal furthest from such average shall be disregarded. The appraisals determined by each of the two remaining appraisers shall be averaged and such average shall be final and binding upon the parties.

         (b) The appraiser or appraisers shall be provided with, and instructed to appraise in accordance with, the definitions of all terms appearing herein and having a bearing on the determinations subject to appraisal and in accordance with customary appraisal procedures.

         (c) The fees and expenses of each appraiser shall be paid by Lessee.

"Article 2A" shall have the meaning given such term in Section 18(a) of this Agreement.

"AS IS BASIS" shall mean the transfer on an AS IS, WHERE IS BASIS, without recourse or warranty, express or implied of any kind whatsoever, of the interest in the Equipment.

"Basic Term" shall have the meaning given such term in Section B of the Schedule.

"Basic Term Commencement Date" shall have the meaning given such term in Section 2(a) of this Agreement.

"Basic Term Rent" shall have the meaning given such term in Section D of the Schedule.

"Business Day" shall mean any day other than a Saturday, a Sunday, and any day on which banking institutions located in the States of New York are authorized by law or other governmental action to close.

"Calculation Date" shall have the meaning given such term in Section 8 of this Agreement.

"Capitalized Lessor's Cost" shall have the meaning given such term in Section B of the Schedule.

"Casualty Occurrence" shall have the meaning given such term in Section 8 of this Agreement.

"Competitor" means any Person which competes in a direct, significant or material way with Lessee or Guarantor in the metal fabricating business, provided that Competitor shall not mean any affiliate of Lessee or Guarantor engaged in the lease financing of equipment as an equity or debt investor.

"Contaminant" shall refer to those substances, including, without limitation, asbestos, polychlorinated biphenyls ("PCBs"), and radioactive substances which are regulated by or form the basis of liability under any Environmental Law.

"Credit Agreement" shall mean the Credit Agreement dated as of November 28, 2000 among MascoTech, Metalync Company LLC, the Lenders thereto, the Subsidiary Term Borrowers thereto, the Foreign Subsidiary Borrowers Party thereto, The Chase Manhattan Bank, as Administrative Agent and Collateral Agent, Credit Suisse First Boston as Syndication Agent, and Comerica Bank, First Union National Bank and National City Bank, as Documentation Agents, as amended from time to time and any successor credit agreement entered into in connection with a refinancing or refunding thereto.

"Default" shall have the meaning given such term in Section 12(a) of this Agreement.

"Documents" shall have the meaning given such term in Section 17(a)(2) of this Agreement.

"EH&S" shall have the meaning given such term in Section 17(b) of this Agreement.

"EH&S Program" shall have the meaning given such term in Section 17(b) of this Agreement.

"Environmental Emission" shall refer to any actual or threatened release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment into or out of any of the Equipment, including, without limitation, the movement of any Contaminant through or in the air, soil, surface water or groundwater.

"Environmental Law" shall mean any Federal, foreign, state or local law, rule or regulation pertaining to the protection of the environment, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA") (42 U.S.C. section 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. section 1801 et seq.), the Federal Water Pollution Control Act (33 U.S.C. section 1251 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. section 6901 et seq.), the Clean Air Act (42 U.S.C. section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. section 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. section 1361 et seq.), and the Occupational Safety and Health Act (19 U.S.C. section 651 et seq.), as these laws have been amended or supplemented, and any analogous foreign, Federal, state or local statutes, and the regulations promulgated pursuant thereto.

"Environmental Loss" shall mean any loss, cost, including investigation, removal, cleanup and remedial costs, damage, liability, fine, penalty or expense (including, without limitation, reasonable attorneys' engineering and other professional or expert fees), and damages to, loss of the use of or decrease in value of the Equipment arising out of or based on any Adverse Environmental Condition to the extent attributable to events occurring prior to the later of the return of the Equipment, in accordance with the terms of this Agreement, or the expiration or termination of this Agreement.

"Equipment" shall mean (i) the equipment listed in Annex A to the Schedules,
(ii) Parts or components thereof, (iii) ancillary equipment or devices furnished therewith under this Agreement, (iv) all manuals and records (other than Rent records) with respect to such Equipment, and (v) all substitutions and replacements of any and all thereof, including, but not limited to, any replacement equipment which may from time to time be substituted for the Equipment leased hereunder; together in each case with any and all Parts permanently incorporated or installed in or attached thereto or any and all Parts temporarily removed therefrom. Except as otherwise set forth herein, at such time as (x) replacement equipment shall be so substituted and leased hereunder, such replaced item of Equipment shall cease to be Equipment hereunder
(y) any Equipment shall be subject to a Casualty Occurrence and Lessee shall have paid all sums due under Section 8 with respect thereto, such Equipment shall cease to be Equipment hereunder.

"Equipment Location" shall mean the location of the Equipment specified in Section B of the Schedule.

"Estoppel/Waiver Agreement" shall have the meaning given such term in Section 1(b) of this Agreement.

"Event" shall have the meaning given such term in Section 12(a) of this Agreement.

"Fair Market Rental Value" shall mean the Rent which a willing lessee (who is neither a lessee in possession nor a used equipment dealer) would pay for the Rent of the Equipment in an arms'-length transaction to a willing lessor under no compulsion to lease for a period similar to the Renewal Term. Fair Market Rental Value shall be determined by the Appraisal Procedure.

"Fair Market Value" shall mean the price which a willing buyer (who is neither a lessee in possession nor a used equipment dealer) would pay for the Equipment in an arm's-length transaction to a willing seller under no compulsion to sell; provided, however, that in such determination the Equipment shall be assumed to be in the condition in which it is required to be maintained and returned under this Agreement. Fair Market Value shall be determined by the Appraisal Procedure.

"GAAP" shall have the meaning given such term in Section 5(b) of this Agreement.

"Governmental Authority" means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

"Guaranty" means the Guaranty, dated the date of the Lease, made by Guarantor in favor of Lessor.

"Guarantor" means Metalync Company LLC, a Delaware limited liability company.

"Last Delivery Date" shall have the meaning given such term in Section B of the Schedule.

"Lessee" shall have the meaning given such term in the preamble to this Agreement.

"Lessor" shall have the meaning given such term in the preamble to this Agreement.

"Lessor's Lien" shall mean any Lien affecting the Equipment or any part thereof arising as a result of (i) Lessor's rights under or pursuant to this Agreement;
(ii) any claim arising from any transfer by Lessor of an interest in the Equipment or this Agreement; (iii) any claim against Lessor not related to the transactions contemplated by this Agreement; (iv) any act or omission of Lessor not expressly contemplated by this Agreement or not permitted without consent (which consent has not been granted) by Lessee or that is in violation of any term of this Agreement or not taken as a result of the occurrence and continuance of a Default as permitted by this Agreement; or (v) taxes imposed against Lessor or the consolidated group of taxpayers of which it is a member which are not to be indemnified against by Lessee under this Agreement; provided, however, that there shall be excluded from this definition and no Lessor's Lien shall exist if such Lien is being diligently contested in good faith so long as neither such proceedings nor Lien involves a material danger of the sale, forfeiture or loss of the Equipment or adversely affects Lessee's rights under this Agreement.

"Lien" shall mean any mortgage, chattel mortgage, pledge, Lien, charge, encumbrance, lease, exercise of rights, security interest, lease in the nature of a security interest, statutory right in rem, or claim of any kind, including any thereof arising under any conditional sale agreement, equipment trust agreement or title retention agreement.

"Loss" shall have the meaning given such term in Section 15(c) of this Agreement.

"MascoTech" means MascoTech Inc., a Delaware corporation, the parent of Guarantor.

"Material Adverse Effect" shall have the meaning given such term in Section 17(a) of this Agreement.

"Net Economic Return" shall have the meaning given such term in Section 15(c) of this Agreement.

"Old Unit" shall have the meaning given such term in Section 6 of this Agreement.

"Overdue Rate" shall have the meaning given such term in Section 20(i) of this Agreement.

"Parts" shall mean all appliances, components, parts, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature which may now or from time to time be incorporated or installed in or attached to, or were provided by the manufacturer with, the Equipment, including after temporary removal from such Equipment.

"Payment Date" shall have the meaning given such term in Section 8 of this Agreement.

"Permitted Lien" shall mean (i) the rights of Lessor and Lessee as herein provided, (ii) Lessor's Liens, (iii) Liens for taxes, assessment or other governmental charge either not yet delinquent or being diligently contested in good faith by appropriate proceedings and so long as adequate reserves are maintained with respect to such Liens and available to Lessee for the payment of such taxes and only so long as neither such proceedings nor such Liens involve any material danger of the sale, forfeiture, loss or loss of use of the Equipment or any part thereof, or any interest of Lessor therein or any risk of criminal liability of Lessor and Lessee has given Lessor prior written notice of Lessee's intent to contest any such taxes and Lessee has agreed to indemnify Lessor for any and all costs and expenses (including, without limitation reasonable attorneys' fees) which Lessor may incur as a result of such contest,
(iv) inchoate materialmen's, mechanics', carriers', workmen's, repairmen's, or other like inchoate Liens imposed by law arising in the ordinary course of Lessee's business for sums either not delinquent or being diligently contested in good faith and only so long as neither such proceedings nor any such Liens involve any material danger of the sale, forfeiture, loss or loss of use of the Equipment, or any part thereof, or any interest of Lessor therein or any material risk of material civil liability and further provided that adequate reserves are maintained with respect to such Liens and provided that Lessee has given Lessor written notice thereof, (v) the rights of others under agreements or arrangements to the extent expressly permitted under this Agreement, (vi) Liens arising out of any judgment or award against Lessee with respect to which at the time an appeal or proceeding for review is being prosecuted in good faith by appropriate proceedings diligently conducted and with respect to which there shall have been secured a stay of execution pending such appeal or proceeding for review and so long as adequate reserves are available to Lessee for the payment of such obligations and there is no material danger of sale, forfeiture, loss, or loss of use of the Equipment or material risk of material civil liability and Lessee shall have given Lessor written notice thereof, and (vii) any Lien against which Lessee causes to be provided a bond in such amount and under such terms and conditions as are reasonably satisfactory to Lessor.

"Person" shall include any individual, partnership, corporation, trust, unincorporated organization, government or department or agency thereof and any other entity.

"Qualifying Bid" shall have the meaning given such term in Section 3 of this Agreement.

"Rent" means all amounts payable by Lessee hereunder, including periodic Rent with respect to any Unit as provided in Section 2(b) of this Agreement.

"Rent Payment Date" shall have the meaning given such term in Section D of the Schedule.

"Renewal Term" shall mean a renewal term elected by Lessee in accordance with
Section 19(a) of this Agreement.

"Schedule" shall have the meaning given such term in Section 1(a) of this Agreement.

"Stock" shall mean the voting stock, membership interests or similar equity interests of any Person.

"Subsidiary" means, with respect to any Person, a corporation, limited liability company, partnership or other entity of which such Person and/or its other subsidiaries own, directly or indirectly, more than 50% of the Stock.

"Tax Benefits" shall have the meaning given such term in Section 15(b) of this Agreement.

"Taxes" shall have the meaning given such term in Section 4 of this Agreement.

"Term" shall have the meaning given such term in Section 2(a) of this Agreement.

"Termination Date" shall have the meaning given such term in Section 3 of this Agreement.

"UCC" shall mean the UCC as enacted in any applicable jurisdiction.

"Unit" shall mean any item of Equipment identified on a Schedule and lease hereunder.

Rules of Construction. Unless otherwise specified, references in any Document or any of the Appendices thereto to a Section, subsection or clause refer to such Section, subsection or clause as contained in such Document. The words "herein," "hereof" and "hereunder" and other words of similar import used in any Document refer to such Document as a whole, including all annexes, exhibits and schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in such Document or any such annex, exhibit or schedule. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words "including," "includes" and "include" shall be deemed to be followed by the words "without limitation"; the word "or" is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Documents) or, in the case of Governmental Authorities, Persons succeeding to the relevant functions of such Persons; references to any agreement refer to that agreement as from time to time amended or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations.

         IN WITNESS WHEREOF, Lessee and Lessor have caused this Master Lease Agreement to be executed by their duly authorized representatives as of the date first above written.

LESSOR:                                LESSEE:
GENERAL ELECTRIC CAPITAL               SIMPSON INDUSTRIES, INC.
  CORPORATION

By: /s/ Peter DiBies                   By: /w/ Timothy Wadhams
    ------------------------------         ------------------------------
    Name:  Peter DiBies                    Name:  Timothy Wadhams
    Title: Senior Risk Manager             Title: Vice President

                               EQUIPMENT SCHEDULE
                               ------------------

                                SCHEDULE NO. ONE

                      DATED THIS 27th DAY OF DECEMBER, 2000

             TO MASTER LEASE AGREEMENT DATED AS OF DECEMBER 21, 2000

Lessor & Mailing Address:              Lessee & Mailing Address:

GENERAL ELECTRIC CAPITAL               SIMPSON INDUSTRIES, INC.
  CORPORATION
401 Merritt Seven, Second Floor        47603 Halyard Drive
Norwalk, Connecticut 06856             Plymouth, Michigan 48170

This Equipment Schedule is executed pursuant to, and incorporates by reference the terms and conditions of, and capitalized terms not defined herein shall have the meanings assigned to them in, the Master Lease Agreement identified above ("Agreement"; said Agreement and this Schedule being collectively referred to as "Lease"). This Equipment Schedule, incorporating by reference the Agreement, constitutes a separate instrument of lease.

A.  Equipment.

    Pursuant to the terms of the Lease, Lessor agrees to acquire and lease to Lessee the Equipment listed on Annex A attached hereto and made a part hereof.

B.  Financial Terms.

    1.   Capitalized Lessor's Cost: $40,342,810

    2.   Basic Term Lease Rate Factor: 3.85959558%

    3.   Basic Term (No. of Quarters): 34

    4.   Basic Term Commencement Date: December 27, 2000

    5.   Equipment Location: See Annex A

    6.   Lessee Federal Tax ID No.: 38-1225111

    7. Stipulated Loss Value: See Annex D attached for calculation of the Stipulated Loss Value of the Equipment during the Term.

C.  Tax Benefits.

    Depreciation Deductions:

    a.   Depreciation Method: 7 year MACRS, mid-quarter convention.

    b.   Basis: 100 % of Capitalized Lessor's Cost.

    c. Tax Rate: 35% United States federal and 7% State and local and a combined rate of 39.55%.

    d. Income Inclusion: Lessor will have no income in respect of the Equipment other than Rent for the periods to which it is allocated.

D.  Term and Rent.

    1. Basic Term Rent. Commencing on March 27, 2001, and on the same day of each March, June, September and December thereafter during the Basic Term, Lessee shall pay, in arrears as Rent ("Basic Term Rent") the product of the Basic Term Lease Rate Factor times the Capitalized Lessor's Cost of all Equipment on this Schedule. Rent shall be allocated for federal income tax purposes ending on the date such Rent is scheduled to be paid. Each date for the payment of Rent during the Basic Term and any Renewal Term is herein referred to as a "Rent Payment Date".

    2. If any Rent Payment Date is not a Business Day, the Rent otherwise due on such date shall be payable on the immediately preceding Business Day.

    This Schedule is not binding or effective with respect to the Agreement or Equipment until executed on behalf of Lessor and Lessee by authorized representatives of Lessor and Lessee, respectively.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, Lessee and Lessor have caused this Schedule to be executed by their duly authorized representatives as of the date first above written.

LESSOR:                                LESSEE:
GENERAL ELECTRIC CAPITAL               SIMPSON INDUSTRIES, INC.
  CORPORATION

By: /s/ Peter DiBiasi                  By: /s/ Timothy Wadhams
    ------------------------------         ------------------------------
    Name:  Peter DiBiasi                   Name:  Timothy Wadhams
    Title: Senior Risk Manager             Title: Vice President

                                     ANNEX A
                                       TO
                                SCHEDULE NO. ONE

                      DATED THIS 27th DAY OF DECEMBER, 2000

             TO MASTER LEASE AGREEMENT DATED AS OF DECEMBER 21, 2000

                            DESCRIPTION OF EQUIPMENT
                            ------------------------

                               Type and Model
Manufacturer   Serial Numbers   of Equipment    Number of Units    Cost per Unit
--------------------------------------------------------------------------------










                              SEE ATTACHED SCHEDULE

Capitalized Lessor's Cost for any Unit equals the value specified underneath the column headed "Fair Market Value Removed"





Initials:
         --------------   --------------
         Lessor           Lessee